Exhibit 4.1

AMENDMENT

TO

RIGHTS AGREEMENT

THIS AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of October 9, 2014, is entered into by and between Gentiva Health Services, Inc., a Delaware corporation, (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”), pursuant to Section 26 of the Rights Agreement, dated as of May 22, 2014 (the “Rights Agreement”), by and between the Company and the Rights Agent.

WHEREAS, Section 26 of the Rights Agreement provides that prior to the time any person becomes an Acquiring Person (as defined in the Rights Agreement) the Company may from time to time supplement and amend any provision of the Rights Agreement in any respect without the approval of the holders of the Rights (as defined in the Rights Agreement); and

WHEREAS, absent action of the Board of Directors, the Rights under the Rights Agreement are scheduled to expire at the Close of Business on May 20, 2015 (the “Final Expiration Date”); and

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of October 9, 2014, among Kindred Healthcare, Inc., a Delaware corporation (“Kindred”), Kindred Healthcare Development 2, Inc., a Delaware corporation (“Merger Subsidiary”), and the Company (the “Merger Agreement”) pursuant to which, at the effective time, Merger Subsidiary will merge with and into the Company (the “Merger”) and the Company will continue as the surviving corporation in the Merger; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Rights Agreement to provide that the Final Expiration Date will be the earlier of (i) immediately prior to the time the Merger is effective and (ii) May 20, 2015; and

WHEREAS, the Company has delivered to the Rights Agent a certificate stating that this Amendment complies with Section 26 of the Rights Agreement and has directed the Rights Agent to amend the Rights Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

Section 1. Definitions. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Rights Agreement.

Section 2. Amendments to Rights Agreement.

(a) Amendment of Section 1(k) of the Rights Agreement. Section 1(k) is hereby amended to read in its entirety as follows:

““Exempt Person” shall mean (i) the Corporation, (ii) any Subsidiary of the Corporation, (iii) any employee benefit plan or employee stock plan of the Corporation or any Subsidiary of the Corporation, or any trust or other entity organized, appointed, established or holding Voting Stock for or pursuant to the terms of any such plan or (iv) Kindred Healthcare, Inc., a Delaware corporation (“Kindred”), Kindred Healthcare Development 2, Inc., a Delaware corporation (“Merger Sub”), or any of Kindred’s or Merger Sub’s Affiliates as a result of (A) the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 9, 2014, among Kindred, Merger Sub, and the Corporation pursuant to which, at the effective time (the “Effective Time”), the Merger Subsidiary will merge with and into the Corporation (the “Merger”), (B) the consummation of any other transactions contemplated by the Merger Agreement, or (C) the public announcement of any of the foregoing.”

In addition, Section 1 is further amended to add the above defined terms “Effective Time”, “Kindred”, “Merger”, “Merger Agreement” and “Merger Sub” in the appropriate alphabetical positions, with the subsequent definitions being appropriately re-lettered and cross-references thereto being appropriately revised.

(b) Amendment of Section 1(t) of the Rights Agreement. Section 1(t) is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not occur or be deemed to have occurred as a result of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the transactions contemplated in the Merger Agreement, or (iii) the public announcement of any of the foregoing.”

(c) Amendment of Section 7(a) of the Rights Agreement. Section 7(a) is hereby amended to read in its entirety as follows:

“The Rights shall not be exercisable until, and shall become exercisable on, the Distribution Date (unless otherwise provided herein). Except as otherwise provided herein, the Rights may be exercised, in whole or in part, at any time commencing with the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certificate on the reverse side thereof properly completed and duly executed (with signatures duly guaranteed), to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the Exercise Price for each Right exercised (as the same may have been adjusted as hereinafter provided) and an amount equal to any tax or charge required to be paid, at or prior to the earliest of (i) immediately prior to Effective Time, (ii) the Close of Business on May 20, 2015 (the earlier of (i) and (ii) being herein referred to as the “Final Expiration Date”) or (iii) the Close of Business on the date on which the Rights are redeemed as provided in Section 23 hereof or the date on which the Rights are exchanged as provided in Section 27 hereof (such earlier date being herein referred to as the “Expiration Date”).”

(d) Amendment of Exhibit A of the Rights Agreement. Exhibit A of the Rights Agreement is hereby amended by replacing the sentence “The Rights will expire on May 20, 2015.” With the sentence: “The Rights will expire on the earlier of (i) immediately prior to the Effective Time (as defined in the Rights Agreement) and, (ii) May 20, 2015.”

(e) Amendment of Exhibit B of the Rights Agreement. Exhibit B of the Rights Agreement is hereby amended by:

(i) deleting the first sentence of the legend and replacing it with the following: “NOT EXERCISABLE AFTER THE EARLIER OF (I) IMMEDIATELY PRIOR TO THE EFFECTIVE TIME (AS DEFINED IN THE RIGHTS AGREEMENT) OR (II) MAY 20, 2015 OR EARLIER IF EXCHANGED OR REDEEMED.

(ii) replacing the following language from the sixth line of the first paragraph: “and prior to 5:00 P.M. (New York City time) on May 20, 2015 at the office of the Rights Agent designated in the Rights” with the following language “and prior to the earlier of (i) immediately prior to the Effective Time (as defined in the Rights Agreement and (ii) 5:00 p.m. (New York City time) on May 20, 2015 at the office of the Rights Agent designated in the Rights”.

Section 3. Miscellaneous.

(a) The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

(b) This Amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. The Company will provide the Rights Agent with prompt written notice of the consummation of the transactions contemplated by the Merger Agreement or the termination of the Merger Agreement, as applicable.

(c) This Amendment may be executed in any number of counterparts (including by facsimile, PDF or other electronic means) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(d) This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties, privileges, protections and immunities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to the principles or rules concerning conflicts of laws which might otherwise require application of the substantive laws of another jurisdiction.

(e) The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

(f) Except to the extent specifically amended hereby, the provisions of the Rights Agreement shall remain unmodified, and the Rights Agreement as amended hereby is confirmed as being in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

GENTIVA HEALTH SERVICES, INC.

By:	/s/ John N. Camperlengo
Name: John N. Camperlengo
Title: SVP, General Counsel & Secretary

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration